EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Lisa Guglielmi +1 781-551-9450

Apogee Technology, Inc.

Apogee Technology, Inc.
Announces 2 for 1 Stock Split

Norwood, MA (November 5, 2003)—Apogee Technology, Inc. (AMEX: ATA), a leading provider of digital audio amplification technology, today announced a two for one stock split in the form of a 100% stock dividend. Each shareholder of record as of November 17, 2003, will receive one share in addition to every share held. The company expects that certificates reflecting the split will be distributed by December 11, 2003. After the split, Apogee will have approximately 11 million shares outstanding.

“We anticipate that the stock split and our recent listing on the American Stock Exchange on October 9, 2003 will create greater liquidity and marketability for our shareholders.” said Apogee’s President and Chief Executive Officer, Herbert Stein.

About Apogee Technology, Inc.

Apogee Technology, Inc., designs, develops and markets integrated circuits that incorporate the company’s patented Direct Digital Amplification (DDX®) technology.  This all-digital, high efficiency audio amplifier technology has significant commercial benefits including enhanced sound quality, expanded functionality, reduced product size and lower manufacturing costs compared to traditional analog amplifier solutions.  The company markets and sells its DDX ICs to leading digital consumer electronic corporations worldwide.  For more information please visit our web site at: http://www.apogeeddx.com.

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DDX® is a registered trademark of Apogee Technology, Inc. All other product names noted herein may be trademarks of their respective holders. Certain statements made herein that use the words “estimate”, “project”, “intend”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those which may be expressed or implied. Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Form 10-KSB and 10-QSB.